Exhibit 99.2
FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA - RECASTED

Effective in fiscal year 2013, our segment presentation including allocation of certain corporate expenses were updated to reflect how management currently makes financial decisions and allocates resources. The presentation change is also being made since management believes the changes provide a better understanding of the underlying profitability of each individual business segment. The changes were  the following:

•	Allocation of certain long-term incentives, primarily stock-based compensation, from the category other income (expense), net to each business segment.

•	Allocation of the depreciation on capitalized interest associated with completed construction projects from the category other income (expense), net to each business segment.

•
The presentation of the impact of noncontrolling interest on its own line item.  Noncontrolling interest impact were previously netted within each individual segment.  The majority of our noncontrolling interest pertains to our Industrial Chemicals segment.

•	We have combined the two line items other income (expense), net and corporate expense into one line item renamed “Corporate and other”

We have recast the data from prior periods to reflect these change to conform to the current year presentation.

	Q1 - QTD	Q2 - QTD	Q3 - QTD	Q4 - QTD	Full Year	Q1 - QTD	Q2 - QTD	Q3 - QTD	Q4 - QTD	Full Year	Full Year
(unaudited, in millions)	2012	2012	2012	2012	2012	2011	2011	2011	2011	2011	2010
Revenue
Agricultural Products	$454.2	$393.6	$423.6	$492.4	$1,763.8	$343.6	$329.6	$382.1	$409.2	$1,464.5	$1,241.8
Specialty Chemicals	215.9	235.4	226.3	236.2	913.8	210.1	228.5	217.9	222.6	879.1	824.5
Industrial Chemicals	272.6	277.1	254.2	272.2	1,076.1	242.5	254.8	264.0	277.1	1,038.5	1,054.8
Eliminations	(2.0)	(0.9)	(1.7)	(0.8)	(5.4)	(1.2)	(0.7)	(1.9)	(0.3)	(4.2)	(4.8)
Total	$940.7	$905.2	$902.4	$1,000.0	$3,748.3	$795.0	$812.2	$862.1	$908.6	$3,377.9	$3,116.3
Income from continuing operations before income taxes
Agricultural Products	130.5	112.3	100.9	110.3	454.0	99.4	96.1	81.9	72.4	349.8	308.8
Specialty Chemicals	43.0	51.4	42.8	47.2	184.4	43.8	55.2	46.6	50.3	195.9	180.9
Industrial Chemicals	52.2	46.3	39.1	40.6	178.2	43.8	39.1	38.9	45.5	167.3	131.4
Eliminations	0.1	—	—	—	0.1	(0.1)	—	—	—	(0.1)	0.2
Segment operating profit	225.8	210.0	182.8	198.1	816.7	186.9	190.4	167.4	168.2	712.9	621.3
Corporate and other	(23.5)	(16.9)	(16.2)	(22.0)	(78.6)	(22.0)	(19.3)	(14.5)	(19.5)	(75.3)	(59.7)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$202.3	$193.1	$166.6	$176.1	$738.1	$164.9	$171.1	$152.9	$148.7	$637.6	$561.6

Restructuring and other income (charges)	(1.7)	(5.6)	(11.6)	(19.2)	(38.1)	(4.5)	(9.3)	(13.4)	(5.2)	(32.4)	(151.9)
Interest expense, net	(11.3)	(11.5)	(11.0)	(11.5)	(45.3)	(9.9)	(10.5)	(9.1)	(9.9)	(39.4)	(39.3)
Non-operating pension and postretirement charges	(9.1)	(9.1)	(8.1)	(8.6)	(34.9)	(4.5)	(4.5)	(3.4)	(2.1)	(14.5)	(19.9)
Acquisition-related charges	(3.4)	(3.2)	(0.6)	—	(7.2)	—	—	—	(0.8)	(0.8)	—
Provision for income taxes	(44.8)	(45.3)	(34.4)	(22.2)	(146.7)	(40.6)	(25.7)	(29.8)	(40.4)	(136.5)	(132.0)
Discontinued operations, net of income taxes	(7.4)	(8.1)	(6.3)	(8.4)	(30.2)	(8.0)	(8.9)	(6.3)	(8.6)	(31.8)	(33.6)
Net income attributable to noncontrolling interests	(5.5)	(5.4)	(4.6)	(4.0)	(19.5)	(3.4)	(5.0)	(4.1)	(3.8)	(16.3)	(12.4)
Net income attributable to FMC stockholders	$119.1	$104.9	$90.0	$102.2	$416.2	$94.0	$107.2	$86.8	$77.9	$365.9	$172.5